EXHIBIT 99.1

Corvus Gold Expands Mother Lode Deposit to the East, West and at Depth Below Pit Bottom with Thick Oxide Mineralization to Depth

Highlights:

  ML18-090 & 100: 38m @ 2.58 g/t gold & 7.6m @ 3.61 g/t gold, below pit & east
  ML18-102 & 103: 32m @ 2.1 g/t gold & 22.9m @ 2.24 g/t gold, west, down dip FCF

VANCOUVER, British Columbia, Feb. 21, 2019 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has received results from eight holes targeting the eastern, western and below pit bottom resource expansion potential at the Mother Lode deposit in Nevada (Table 1).  Results continue to show high potential for expanding the deposit both to the west and east as well as at depth. In addition, many of the holes have ended in mineralization and have thickening oxide zones at depth (Figure 1). Resource expansion drilling at Mother Lode is ongoing with 15,000 metres planned during the current phase.

Below Pit Bottom

Gold mineralization in hole ML18-090 (38.1m @ 2.58 g/t Au) is immediately below and east of the old pit bottom, extending mineralization to the east of the initial resource (east of ML17-024 with 15.2m @ 2.76 g/t Au).  Hole ML18-091 also intercepted two zones of oxide mineralization (9.14m @ 1.08 g/t Au & 6.1m @ 1.13 g/t Au) below and to the east of the pit (east of ML17-023 with 7.6m @ 2.69 g/t Au).  Hole ML18-099 returned an encouraging intercept (41.2m @ 1.02 g/t Au) approximately 150 metres east of the old pit confirming the extension of thick good grade mineralization and the favorable host rock horizon.  These new holes support continued exploration to the east of the main Mother Lode deposit where additional grid drilling will take place this spring.

Western Extension

The western extension of the deposit has been tested with two additional holes which have returned positive results from the Fluorspar Canyon Fault (FCF) Zone (ML18-102 with 32m @ 2.10 g/t Au and ML18-103 with 22.9m @ 2.24 g/t Au).  These results show increasing grade with depth and continue to support the deep target along the FCF feeder structure and the potential for the down dropped western half of the Mother Lode deposit.  This deep target is now over 500m in length and remains open along strike and at depth. Corvus is planning core drilling in the near future to test the deep potential of the Western Zone.

Eastern Extension

Gold mineralization in hole ML18-089 (30.5m @ 1.30 g/t Au), ML18-100 (7.6m @ 3.61 g/t Au) and ML18-101 show eastern expansion potential in the main part of the deposit and south toward the old pit.  Historical drilling in this area was vertical and shallow and not deep enough to reach the projected gold deposit.  In addition, follow-up drilling is planned to the north of hole ML18-101 in the NE target area which had a past hole ML18-049 (NR18-07, Mar. 22, 2018) that intersected a northeast trending high-grade zone with 7.6m at 21.77 g/t gold.

Jeff Pontius, President and CEO of Corvus, said, “The eastern expansion of the Pit and Main Zone is further confirmed with these latest results that open up a large new area to expand our existing deposit. Additionally, intercepts testing the down dip expansion of mineralization along the FCF continues to support the deposit growing at depth. Mother Lode is the key new cornerstone discovery in the Bullfrog Gold District, which is seeing expanding exploration activity from our neighbors, AngloGold and Coeur around our commanding, core land package.  As we begin our expanded “New Discovery” exploration program at several priority targets on our large land package, we expect to continue to unlock the potential for this re-emerging, Nevada gold District.”

Table 1
Phase III - Mother Lode Drilling Results
(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space. Mineralized intervals are calculated using a 0.3 g/t cutoff unless otherwise indicated below)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
ML18-089	179.83	210.31	30.48	1.30	n/a	East of ML18-080 Eastern Zone
inc	179.83	198.12	18.29	1.66	n/a	1 g/t cut
	252.98	274.32	21.34	1.69	n/a
inc	252.98	263.65	10.67	2.94	n/a	1 g/t cut
AZ 090 dip-70	318.52	323.09	4.57	0.53	n/a

ML18-090	0.00	38.10	38.10	2.58	n/a	East of ML17-024 East Pit Area
inc	0.00	19.80	19.80	4.51	n/a	1 g/t cut
	44.20	53.34	9.14	0.51	n/a
AZ 090 dip-60	60.96	68.58	7.62	0.55	n/a
	172.21	175.26	3.05	0.47	n/a

ML18-091	65.53	70.10	4.57	0.98	n/a	West of ML17-023 East Pit Area
	74.68	83.82	9.14	1.08	n/a
inc	80.77	83.82	3.05	2.25	n/a	1 g/t cut
AZ 090 dip-70	96.01	102.11	6.10	1.13	n/a
Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
ML18-099	271.27	312.42	41.15	1.02	n/a	East of ML18-090 Eastern Zone - ox
inc	272.80	280.42	7.62	1.25	n/a	1 g/t cut - oxide
inc	288.04	300.23	12.19	1.72	n/a	1 g/t cut - oxide
AZ 090 dip-50	320.04	323.09	3.05	0.50	n/a	oxide

ML18-100	269.75	277.37	7.62	3.61	n/a	East of ML18-084 Eastern Zone
	301.75	304.80	3.05	0.61	n/a	1 g/t cut
AZ 090 dip-65	338.33	344.42	6.09	0.63	n/a
	350.52	353.57	3.05	0.33	n/a	1 g/t cut

ML18-101	281.94	298.70	16.76	0.61	n/a	East of ML17-003 Eastern Zone
AZ 090 dip-70	359.66	368.81	9.15	0.43	n/a

ML18-102	176.78	190.50	13.72	0.61	n/a	West of ML17-012 Western Zone
	220.98	228.60	7.62	0.71	n/a
inc	222.50	225.55	3.05	1.16	n/a	1 g/t cut
AZ 090 dip-80	243.84	275.84	32.00	2.10	n/a
inc	245.36	274.32	28.96	2.26	n/a	1 g/t cut

ML18-103 AZ 085 dip-85	345.95	368.81	22.86	2.24	n/a	West of ML18-086 Western Zone

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying.  AAL is independent of the Company.  AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control.  Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release.  Mr. Wilson has over 29 years of experience in surface mining, resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation.  McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”).  Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources.  Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A, quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 86.6 km2 in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 1,057 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%.  The total Corvus Gold 100% land ownership now covers over 123.1 km2, hosting two major new Nevada gold discoveries.

The combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold.  In addition, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada.  In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects.  Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the advancement and development of our Mother Lode project and the expansion of our drill program; potential for additional mineralization; updates on the development progress at the Mother Lode project; the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”).  All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

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